Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
March 9, 2012	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-end and Fourth Quarter Results

Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported net income for 2011 of $539,000 or $0.35 per share, compared to net income of $2.1 million or $1.36 per share for 2010.  The decrease in income was primarily due to a $2.6 million or 94% increase in the loan loss provision as a result of steps taken in 2011 to reduce non-performing loans, offset by a $625,000 increase in net interest income. During the year we charged off $5.4 million against loan loss reserves, while recovering $67,000 and replenishing the reserves by $5.4 million. Over $2.5 million of the charge-offs were the result of lowered appraisal values on commercial properties received in the fourth quarter.  A 33% improvement in non-performing loans from $18.0 million at December 31, 2010 to $12.1 million at December 31, 2011, resulted in a ratio of non-performing loans to total loans of 3.95% at December 31, 2011 compared to 5.59% in 2010.    The fourth quarter appraisal charge-offs resulted in a fourth quarter loss of $600,000 compared to net income of $602,000 in the fourth quarter of 2010.

LSB President and CEO, Randolph F. Williams, stated, “The steps we took in 2011 to address non-performing loans resulted in an improvement in our loan loss reserve to non-performing loan ratio to 44.21%, up from 29.61% at the end of 2010.  Our loan loss reserve, as a percent of total loans, increased to 1.74% from 1.65%.  We believe that these steps position us well in 2012 and forward.  The loan loss reserve at both December 31, 2010 and December 31, 2011 was $5.3 million.”

Mr. Williams continued, “The core profitability of the bank remains strong.  Our net interest margin remains high at 4.02%, up from 3.68% at the end of 2010.  As a community bank we generate our earnings primarily by gathering deposits and making loans. Our 98% loan-to-deposit ratio is further evidence that we consider ourselves first and foremost a community bank.”

“Our balance sheet shows our success in attracting and maintaining local deposits.  By actively managing the balance sheet we have been able to pay competitive rates to depositors and reduce our reliance on funds from outside our market area.  We continue to deleverage, reducing loans by $18.3 million and increasing our capital ratio from 9.57% to 9.93%.”

The bank continues to be a leading home lender in the market originating $ 61.0 million in residential loans and generating $1.1 million of fees from the sale of $52.7 million of these loans.   Mr. Williams added, “The recent announcement by the National Association of Home Builders that Lafayette now ranks as one of the Country’s 76 “improving markets”, information from the Federal Housing Finance Agency that Lafayette ranks in the top 10% in year-over-year housing appreciation and our December unemployment rate of 7.5% all bode well for our market.”

While community bank stocks have been hard hit, we are proud to have been named to the Indianapolis Business Journal’s top 25 performing Indiana stocks in 2011.

The closing price of LSB stock on March 8, 2012 was $16.81 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	December 31, 2011	December 31, 2010

Cash and due from banks	$18,552	$10,593
Interest bearing deposits	3,156	2,980
Securities available-for-sale	13,845	11,805
Loans held for sale	3,120	2,265
Net portfolio loans	302,510	320,810
Allowance for loan losses	5,331	5,343
Premises and equipment, net	6,146	6,116
Federal Home Loan Bank stock, at cost	3,185	3,583
Bank-owned life insurance	6,434	6,264
Other assets	7,342	7,431
Total assets	364,290	371,847

Deposits	308,433	311,458
Federal Home Loan Bank advances	18,000	22,500
Other liabilities	1,683	2,312
Total liabilities	328,116	336,270

Shareholders’ equity	36,174	35,577
Book value per share	$23.26	$22.90
Equity / assets	9.93%	9.56%
Total shares outstanding	1,555,222	1,553,525

Asset quality data:
Non-accruing loans	$12,059	$18,046
Loans past due 90 days still on accrual	---	676
Other real estate / assets owned	1,746	1,214
Total non-performing assets	13,805	19,260
Non-performing assets / total assets	3.79%	5.18%
Allowance for loan losses / non-performing loans	44.21%	29.61%
Allowance for loan losses / non-performing assets	38.62%	27.67%
Allowance for loan losses / total loans	1.74%	1.65%
Loans charged off	$5,440	$1,382
Recoveries on loans previously charged off	67	229

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2011	2010	2011	2010

Total interest income	$4,362	$4,626	$17,594	$18,895
Total interest expense	991	1,331	4,189	6,115
Net interest income	3,371	3,295	13,405	12,780
Provision for loan losses	2,625	950	5,361	2,759
Net interest income after provision	746	2,345	8,044	10,021
Non-interest income:
Deposit account service charges	405	365	1,397	1,522
Gain on sale of mortgage loans	357	477	1,080	1,019
Gain(loss) on sale of available-for-sale securities	47	---	54	---
Gain(loss) on sale OREO	(261)	8	(700)	(441)
Other non-interest income	226	174	1,077	980
Total non-interest income	774	1,024	2,908	3,080
Non-interest expense:
Salaries and benefits	1,246	1,275	5,465	5,288
Occupancy and equipment, net	265	317	1,154	1,303
Computer service	142	147	576	569
Advertising	94	79	304	282
FDIC Insurance Premium	120	185	556	679
Other	700	450	2,204	1,811
Total non-interest expense	2,567	2,453	10,259	9,932
Income before income taxes	(1,044)	916	693	3,169
Income tax expense	(444)	314	154	1,052
Net income	(600)	602	539	2,117

Weighted average number of diluted shares	1,556,352	1,554,697	1,555,253	1,554,720
Diluted earnings per share	$(0.39)	$0.39	$0.35	$1.36

Return on average equity	(6.52%)	6.77%	1.48%	6.09%
Return on average assets	(0.66%)	0.64%	0.15%	0.56%
Average earning assets	$330,144	$345,930	$333,278	$347,299
Net interest margin	4.09%	3.95%	4.02%	3.68%
Efficiency ratio	168.55%	72.81%	93.67%	75.81%